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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in this Amendment No. 6 to Registration Statement No. 333-114027 of Cohen & Steers, Inc. of our report dated May 11, 2004 (June 10, 2004 as to Note 4) on the statement of financial condition of Cohen & Steers, Inc. and to the use of our report dated March 17, 2004 (June 16 as to the effects of the stock split described in Note 19) on the consolidated financial statements of Cohen & Steers Capital Management, Inc. and subsidiaries appearing in the Prospectus which is a part of such Registration Statement.

We also consent to the reference to us under the headings "Summary Consolidated Financial and Other Data," "Selected Consolidated Financial Data" and "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

New York, NY
August 10, 2004